UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 30, 2007
MEDICAL PROPERTIES TRUST, INC.
(Exact Name of Registrant as Specified in Charter)
Commission File Number 001-32559

Maryland	20-0191742
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

1000 Urban Center Drive, Suite 501
Birmingham, AL	35242
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code
(205) 969-3755
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On November 30, 2007, Medical Properties Trust, Inc., a Maryland corporation (the “Company”), and MPT Operating Partnership, L.P., the Company’s operating partnership (the “Borrower”), entered into new credit facility in an aggregate amount of $220 million with a syndicate of lenders including KeyBank National Association, as Syndication Agent, JPMorgan Chase Bank, N.A., as Administration Agent, and the several lenders from time to time parties thereto. The information set forth below with respect to the new credit facility under Item 2.03 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.
Some of the lending banks under the new credit facility and their affiliates have in the past provided and may from time to time in the future provide commercial banking, financial advisory, investment banking and other services to the Company and the Borrower.
Item 1.02. Termination of a Material Definitive Agreement.
As discussed in Item 1.01 above and Item 2.03 below, on November 30, 2007, the Company and the Borrower entered into a new credit facility in an aggregate amount of $220 million with a syndicate of lenders. Concurrently with the effectiveness of the new credit facility, the Borrower repaid in full all outstanding obligations of the Borrower and its subsidiaries under its existing credit agreement, dated October 27, 2005, among the Borrower, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and lender, and the several lenders from time to time parties thereto, as amended. In connection with this repayment, the existing credit agreement and related loan documents were terminated. No material termination fees or penalties were incurred by the Company or the Borrower in connection with the termination of the existing credit agreement, which was due to mature on October 26, 2009.
In addition, concurrently with the effectiveness of the new credit facility, the Borrower repaid in full all outstanding obligations of the Borrower and its subsidiaries under that certain term loan credit agreement, dated August 9, 2007, among the Company, the Borrower, KeyBank National Association, as syndication agent, JPMorgan Chase Bank, N.A., as administration agent, and the several lenders from time to time parties thereto, as amended by the First Amendment to Term Loan Credit Agreement, dated as of November 7, 2007. No material termination fees or penalties were incurred by the Company or the Borrower in connection with the termination of the secured term loan agreement, which expired by its terms on November 30, 2007.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On November 30, 2007, the Company and the Borrower entered into a Revolving Credit and Term Loan Agreement with a syndicate of lenders including KeyBank National Association, as Syndication Agent, JPMorgan Chase Bank, N.A., as Administration Agent, and the several lenders from time to time parties thereto (the “Credit Facility”). The Credit Facility provides for a $66 million term loan facility (the “Term Facility”), a $154 million revolving loan facility (the “Revolving Facility”), a swingline loan facility of up to $25 million (the “Swingline Facility”), and a letter of credit facility of up to $15 million (the “Letter of Credit Facility”). Within 18 months of the closing date, the Borrower may request an increase in the Term Facility and/or the Revolving Facility so as to increase the aggregate amount of the Credit Facility up to a maximum of $350 million.
The maturity date of the Term Facility is November 8, 2011 and the maturity date of the Revolving Facility is November 8, 2010. The maturity date of any loan made under the Swingline Facility is the earlier of November 8, 2010 and the first date after such loan is made that is the 15th or last day of a calendar month, and the maturity date of any letter of credit issued pursuant to the Letter of Credit Facility is the earlier of the first anniversary of the issuance of such letter of credit and the date that is 5 days prior to November 8, 2010.

On November 30, 2007, the Borrower drew down approximately $66,000,000 under the Term Facility and $72,000,000 under the Revolving Facility. Proceeds were used to (i) repay amounts outstanding on the existing credit agreement with Merrill Lynch Capital, as described above in Item 1.02, (ii) to repay in full amounts outstanding under the term loan credit agreement with JPMorgan Chase Bank, N.A. and KeyBank, National Association, as described above in Item 1.02, and (iii) to pay fees and expenses.
At the Borrower’s election, loans under the Term Facility will bear interest at a rate equal to either (i) the highest of (x) the prime rate or (y) the federal funds effective rate from time to time plus 0.5% (in either case, “ABR Loans”), plus a margin of 1.00%; or (ii) the rate at which eurodollar deposits in the London interbank market for one, two or three months (as selected by the Borrower) are quoted on the Telerate screen (“Eurodollar Loans”), plus a margin of 2.00%. If the Borrower’s total leverage ratio exceeds 55%, the applicable margins for ABR Loans and Eurodollar Loans under the Term Facility will increase to 1.25% and 2.25%, respectively. At the Borrower’s election, loans under the Revolving Facility may also be made as either ABR Loans or Eurodollar Loans. The applicable margin for ABR Loans under the Revolving Facility will initially be 0.75% and is adjustable on a sliding scale from 0.50% to 1.25% based on current total leverage. The applicable margin for Eurodollar Loans under the Revolving Facility will initially be 1.75% and is adjustable on a sliding scale from 1.50% to 2.00% based on current total leverage of less than 55%. In the event that the Borrower’s total leverage ratio is between 55% and 60%, the applicable margin will be 2.25%; the Borrower’s total leverage ratio may not equal or exceed 55% for more than a limited period during any fiscal year. Swingline loans will bear interest at a rate equal to the highest of (x) the prime rate or (y) the federal funds effective rate from time to time plus 0.5%, plus, in either case, a margin of 0.75%. Letters of credit will bear interest at a rate equal to the applicable margin then in effect with respect to Eurodollar Loans under the Revolving Facility
The Credit Facility contains provisions for mandatory prepayments from a portion of excess cash flow and from the net cash proceeds of certain indebtedness incurred by the Company, asset sales and debt issuances, subject to certain exceptions. The Borrower may also prepay the Credit Facility at any time, subject to certain notice requirements. The Credit Facility is secured by a pledge of (i) the equity interests of the Borrower and certain of its subsidiaries and (ii) indebtedness in the form of mortgage notes payable to certain subsidiaries of the Borrower. Borrowings under the Credit Facility are guaranteed by the Company and certain of the Borrower’s subsidiaries pursuant to a Guarantee and Collateral Agreement in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. As part of the transaction, the Company will pay the lenders a quarterly commitment fee on the undrawn portion of the Credit Facility, ranging from 0.20% to 0.35% per annum, based upon the amount of the undrawn portion of the Credit Facility. The Borrower will also pay any lender issuing a letter of credit a fee of 0.125% per annum on the letter of credit obligations.
The Credit Facility contains customary financial and operating covenants, including covenants relating to total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured leverage ratio, consolidated adjusted net worth, floating rate debt, facility leverage ratio, borrowing base interest coverage ratio, and covenants restricting the incurrence of debt, imposition of liens, and entering into affiliate transactions. The Credit Facility also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants. If an event of default occurs and is continuing under the Revolving Credit and Term Loan Agreement, the entire outstanding balance may become immediately due and payable.
The foregoing description of the Credit Facility is qualified in its entirety by the full terms and conditions of the Credit Facility. A copy of the Credit Facility will be filed as an exhibit with the Company’s Annual Report on Form 10-K for the year ending December 31, 2007.
Item 7.01. Regulation FD Disclosure.
The Company issued a press release on December 3, 2007 announcing the completion of the new credit facility. A copy of the press release is attached hereto as Exhibit 99.1 and by this reference made a part hereof.

The information contained in Item 7.01 of this Current Report, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
99.1	Press release dated December 3, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC. (Registrant)
By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: December 6, 2007

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